EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form SB-2 of Sona Mobile Holdings Corp. and Subsidiaries (the ‘‘Company’’) of our report dated February 28, 2006 (except for Note 20, as to which the date is March 28, 2006) for the years ended December 31, 2004 and 2005 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the ability of the Company to continue as a going concern and an explanatory paragraph relating to a correction in accounting), and to the reference to our firm under the caption ‘‘Experts’’ in the Registration Statement.

/s/ Horwath Orenstein LLP
Toronto, Canada September 15, 2006	Chartered Accountants